Exhibit 10.1

                               Counsel Corporation
                               The Exchange tower
                                   Suite 1300
                             2 First Canadian Place
                            Toronto, Ontario  M5X IE3
                                     Canada



August 13, 1997

Health Management, Inc.
1371-A Abbott Court
Buffalo Grove, IL  60089

Gentlemen:

     In order to induce Counsel Corporation ("Counsel") to expend the effort and expense to conduct a due diligence examination of Health Management, Inc. ("HMI"), please confirm your agreement with the following by signing below:

     1. HMI shall give Counsel and its accountants, counsel and other representatives full and free access to HMI's assets, properties, customers, suppliers, books, accounting, financial and statistical records, corporate records, tax returns and other business files of HMI and such other documents and information relating to the business and operations of HMI as may be deemed necessary for the consummation of the proposed transaction and shall permit Counsel to conduct an appropriate investigation into HMI's financial position and operations. HMI shall cooperate fully in making its offices and personnel available to Counsel, and its accountants, counsel and other representatives. Counsel agrees that (except as may be required by law), Counsel will not disclose or use, and Counsel will cause its representatives not to disclose or use, any confidential information with respect to HMI, furnished, or to be furnished by HMI in connection herewith at any time or in any manner other than in connection with its evaluation of the transaction contemplated herein without the prior written consent of HMI, unless the same is or shall become available to it through non-confidential means or is or shall become generally available to the public other than by breach of this letter by Counsel or its representatives. The letter agreement dated October 28, 1996 between Counsel and HMI shall apply to any information disclosed to Counsel or its representatives pursuant to this letter. In addition, the provisions of Section 6 of such letter ("No Solicitation") shall apply as if the date of such letter agreement was the date hereof.

     2. HMI shall not, nor will HMI permit any of its officers, directors, agents or affiliates to, provide information to, or have contact with, other parties (other than Transworld Healthcare, Inc. ("Transworld")) with regard to any merger, sale of all or substantially all of the assets or other business combination through September 30, 1997 (or such earlier date after September 3, 1997 as Transworld notifies HMI in writing).

     3. Prior to the closing date of the transactions contemplated in the letter agreement dated August 13, 1997 between Counsel and Transworld, HMI shall carry on its business diligently and in substantially the same manner as such business has been operated prior to the date hereof.

                                   Very truly yours,

                                   COUNSEL CORPORATION


                                   By: /s/ Samuel Shimer
ACCEPTED AND AGREED TO:

HEALTH MANAGEMENT, INC.


By: /s/ James R. Mieszala